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IDEX Corporation Announces Appointment of Mark A. Beck to Board of Directors

LAKE FOREST, Ill.--(BUSINESS WIRE)-January 2, 2018-- IDEX CORPORATION (NYSE:IEX) today announced the appointment of Mark A. Beck to the company’s Board of Directors, effective January 1, 2018.
“We are thrilled to welcome Mark to our Board of Directors,” said IDEX Chairman and Chief Executive Officer Andrew Silvernail. “His experience as a chief executive officer of a public company with significant international operations and his track record of innovation and successfully integrating acquired businesses will be a tremendous asset to IDEX. Mark is a values-based, results-oriented leader, making him a great fit with our Board and management.”
Beck has served as President and Chief Executive Officer of JELD-WEN Holding, Inc. (“JELD-WEN”), one of the world’s largest door and window manufacturers, since November 2015, and was appointed as a Director of JELD-WEN in May 2016. He joined JELD-WEN from Danaher Corporation, where he served as Executive Vice President, leading Danaher’s Water Quality and Dental platforms, beginning in April 2014. Previously, he spent 18 years with Corning Incorporated in a series of management positions with increasing responsibility, culminating in his appointment as Executive Vice President overseeing Corning’s Environmental Technologies and Life Science units in July 2012. He also served on the board of directors of Dow-Corning Corporation from 2010 to 2014. Beck holds a B.A. in Business Management from Pacific University and an M.B.A. from Harvard Business School.
About IDEX:
IDEX is a global fluidics leader serving high growth specialized markets. We are best known for our expertise in highly engineered fluidics systems and components, as well for our expertise in fire and safety products including the Jaws of Life® family of rescue and recovery tools. Our products touch lives every day. Whether it’s a life-saving rescue operation, dispensing fresh juice to a first grader or fueling aircraft, IDEX is a leader in creating enabling technology used in many of the most common everyday activities. For more information, please visit www.idexcorp.com. IDEX shares are traded on the New York Stock Exchange under the symbol “IEX”.

Source: IDEX Corporation

IDEX Corporation
William K. Grogan
Senior Vice President and Chief Financial Officer
847.498.7070